Exhibit 10.2

BLACK STONE MINERALS, L.P.

LONG-TERM INCENTIVE PLAN

LTI AWARD GRANT NOTICE

Pursuant to the terms and conditions of the Black Stone Minerals, L.P. Long-Term Incentive Plan, as amended from time to time (the “Plan”), Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), hereby grants to the individual listed below (“you” or “Employee”) the number of performance-based Phantom Units (the “Performance Units”) set forth below.  This award of Performance Units (this “Award”) is subject to the terms and conditions set forth herein as well as the terms and conditions set forth in the LTI Award Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Employee:	[●]
Date of Grant:	[●]
Employer:

Black Stone Natural Resources Management Company or any other entity that may employ Employee after the Date of Grant and which entity is the General Partner, Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), or any of their respective Affiliates.

Target Performance Units:	[●] Performance Units (the “Target Amount Performance Units”)
Performance Period:	January 1, 2016 through December 31, 2018
Earning of Performance Units:

Subject to the terms and conditions set forth herein, in the Agreement and in the Plan, the Performance Units shall become earned in the manner set forth below so long as you remain continuously employed by the Employer from the Date of Grant through the end of the Performance Period.  The number of Performance Units, if any, that become earned in the Performance Period will be determined in accordance with the following table (the “Performance Goals”):

	Below Threshold	Threshold	Target	Maximum
Average Performance Percentage	˂ 70%	70%	100%	130%
Percentage of Target Amount Performance Units that are Earned*	0%	50%	100%	200%

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*If the Average Performance Percentage is between the Threshold amount and the Target amount set forth in the first row of the table above, then the percentage of the Target Amount Performance Units that are earned shall be determined by linear interpolation between Threshold (50%) and Target (100%) based on the Average Performance Percentage.  If the Average Performance Percentage is between the Target amount and the Maximum amount set forth in the first row of the table above, then the percentage of the Target Amount Performance Units that are earned shall be determined by linear interpolation between Target (100%) and Maximum (200%) based on the Average Performance Percentage.  Each percentage of Target Amount Performance Units that are earned as determined by linear interpolation shall be rounded to four decimal places.

As used herein, the following terms have the meanings set forth below:

“Average Performance Percentage” means, except as otherwise provided in the Agreement with respect to a Qualifying Termination, the average of the Production Performance Percentage and the Reserve Performance Percentage for the three Performance Period Years in the Performance Period.

“BOE” means a barrel of oil equivalent that is one barrel (42 US gallons) of crude oil or six thousand (6,000) cubic feet of natural gas.

“Budget” means, with respect to a Performance Period Year, the annual budget adopted by the Board for such Performance Period Year.

“Performance Period Year” means each calendar year during the Performance Period.

“Production Performance Percentage” means, with respect to a Performance Period Year, the quotient of (i) the amount of production (expressed as BOE) achieved by the Partnership and its subsidiaries for such Performance Period Year per weighted average

Units outstanding for such Performance Period Year divided by (ii) the Production Target for such Performance Period Year per budgeted weighted average Units outstanding for such Performance Period Year.

“Production Target” means, with respect to a Performance Period Year, the budgeted amount of the Partnership’s and its subsidiaries’ production (expressed as BOE) for such Performance Period Year set forth in the Budget for such Performance Period Year.

“Reserve Performance Percentage” means, with respect to a Performance Period Year, the quotient of (i) the amount of the Partnership’s and its subsidiaries’ reserves (expressed as BOE) as of the last day of such Performance Period Year per Units outstanding on the last day of such Performance Period Year divided by (ii) the Reserve Target for such Performance Period Year per budgeted Units outstanding on the last day of such Performance Period Year.

“Reserve Target” means, with respect to a Performance Period Year,  the budgeted amount of the Partnership’s and its subsidiaries’ reserves (expressed as BOE) as of the last day of such Performance Period Year as set forth in the Budget for such Performance Period Year.

“Unit” has the meaning given to it in the Partnership Agreement and shall include the Preferred Units (as defined in the Partnership Agreement) on an as-converted basis.

By clicking to accept, you agree to be bound by the terms and conditions of the Plan, the Agreement and this LTI Award Grant Notice (this “Grant Notice”).  You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.

In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the General Partner or any Affiliate may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the General Partner.  Electronic delivery may be made via the electronic mail system of the General Partner or one of its Affiliates or by reference to a location on an intranet site to which you have access.  You hereby consent to any and all procedures the General Partner has

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established or may establish for an electronic signature system for delivery and acceptance of any such documents.

You acknowledge and agree that clicking to accept this Award constitutes your electronic signature and is intended to have the same force and effect as your manual signature.

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Signature Page Follows]

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IN WITNESS WHEREOF, the General Partner has caused this Grant Notice to be executed by an officer thereunto duly authorized effective for all purposes as provided above.

BLACK STONE MINERALS GP, L.L.C. By: Steve Putman Senior Vice President, General Counsel, and Secretary

Signature Page to

LTI Award Grant Notice

EXHIBIT A

LTI AWARD AGREEMENT

This LTI Award Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), and [●] (“Employee”).  Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.Award.  Effective as of the Date of Grant, the General Partner hereby grants to Employee the number of performance-based Phantom Units set forth in the Grant Notice (the “Performance Units”) on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent earned, each Performance Unit represents the right to receive one Common Unit, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan.  Unless and until the Performance Units have become earned in the manner set forth in the Grant Notice and this Agreement, Employee will have no right to receive any Common Units or other payments in respect of the Performance Units.  Prior to settlement of this Award, the Performance Units and this Award represent an unsecured obligation of Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), payable only from the general assets of the Partnership.

2.Earning of Performance Units.

(a)Following the end of the Performance Period, the Committee will determine the level of achievement of the Performance Goals for the Performance Period.  The number of Performance Units, if any, that actually become earned for the Performance Period will be determined by the Committee in accordance with the Grant Notice (and any Performance Units that do not become so earned shall be automatically forfeited).  Unless and until the Performance Units have become earned and been settled in accordance with Section 3, Employee will have no right to receive any distributions with respect to the Performance Units. In the event of the termination of Employee’s employment prior to the last day of the Performance Period, except as otherwise provided in Sections 2(b) and 2(c) below, all of the Performance Units (and all rights arising from such Performance Units and from being a holder thereof), will terminate automatically without any further action by the General Partner or the Partnership and will be automatically forfeited without further notice.

(b)In the event of a Qualifying Termination (as defined in Section 2(e)) prior to the end of the Performance Period and prior to a Change of Control or more than 24 months following a Change of Control, then, subject to Employee’s compliance with the release requirement described in Section 2(d), notwithstanding anything to the contrary in the Grant Notice, (i) the Performance Period shall end as of the date of such Qualifying Termination; (ii) the definition of “Average Performance Percentage” shall mean the average of (x) the Production Performance Percentage(s) and the Reserve Performance Percentage(s) for each

Exhibit A-1

completed Performance Period Year, if any, ending prior to the date of such Qualifying Termination and (y) the Production Performance Percentage and the Reserve Performance Percentage for the Performance Period Year in which such Qualifying Termination occurs (determined based on year-to-date annualized performance as of the date of such Qualifying Termination); and (iii) the number of Performance Units, if any, that actually become earned for the Performance Period as of the date of such Qualifying Termination shall be determined by multiplying Employee’s Target Amount Performance Units for the Performance Period by a fraction, the numerator of which is the number of days Employee was employed by the Employer during the Performance Period and the denominator of which is the number of days in the Performance Period.

(c)If a Qualifying Termination occurs within 24 months following a Change of Control or in the event of a termination of Employee’s employment due to Employee’s Disability or death prior to the end of the Performance Period, then, subject to Employee’s compliance with the release requirement described in Section 2(d), notwithstanding anything to the contrary in the Grant Notice, the number of Performance Units, if any, that actually become earned for the Performance Period will be determined by the Committee in accordance with the Grant Notice assuming that (i) the Performance Period ended as of the date of such termination of employment; and (ii) the definition of “Average Performance Percentage” means the average of (x) the Production Performance Percentage(s) and the Reserve Performance Percentage(s) for each completed Performance Period Year, if any, ending prior to the date of such termination of employment, (y) the Production Performance Percentage and the Reserve Performance Percentage for the Performance Period Year in which such termination of employment occurs (determined based on year-to-date annualized performance as of the date of such termination of employment), and (z) the Production Performance Percentage(s) and the Reserve Performance Percentage(s) for the remaining Performance Period Year(s), if any, assuming the Production Performance Percentage and the Reserve Performance Percentage are each 100% for each such Performance Period Year.

(d)As a condition to the application of the provisions of Section 2(b) or Section 2(c) (other than in the event of a termination of Employee’s employment due to Employee’s death), Employee must first execute within the time provided to do so (and not revoke in any time provided to do so), a release, in a form acceptable to the General Partner, releasing the Committee, the Employer, the Partnership, the General Partner, their respective Affiliates, and each of the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Employer and any of its Affiliates or the termination of such employment, but excluding all claims to payments under the Plan and this Agreement.

(e)As used herein, the following terms have the meanings set forth below:

(i)“Cause” has the meaning assigned to such term in Employee’s severance agreement with the General Partner or one of its Affiliates; provided, however, that if Employee does not have a severance agreement with the General Partner or one of its Affiliates

Exhibit A-2

or if such agreement does not define the term “Cause,” then “Cause” means a determination by two-thirds of the Board that Employee:

(1)willfully and continually failed to substantially perform Employee’s duties to the Partnership and its Affiliates (other than a failure resulting from Employee’s Disability);

(2)willfully engaged in conduct that is demonstrably and materially injurious to the Partnership, the General Partner or any of their respective Affiliates, monetarily or otherwise;

(3)has been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;

(4)has committed an act of fraud, or material embezzlement or material theft, in each case, in the course of Employee’s employment relationship with the Employer or one of its Affiliates, or

(5)has materially breached any obligations of Employee under any written agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between Employee and the Partnership, the General Partner or any of their respective Affiliates.

Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, Employee shall have 30 days following the delivery of written notice by the Employer or one of its Affiliates within which to cure any actions or omissions described in clauses (1), (2), (4) or (5) constituting Cause; provided however, that, if the Employer reasonably expects irreparable injury from a delay of 30 days, the Employer or one of its Affiliates may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Employee’s employment without notice and with immediate effect.

(ii)“Disability” means Employee’s incapacity, due to accident, sickness or another circumstance that renders Employee unable to perform the essential functions of Employee’s job function, with reasonable accommodation, for a period of at least 90 consecutive days or 120 days in any 12-month period.

(iii)“Good Reason” has the meaning assigned to such term in Employee’s severance agreement with the General Partner or one of its Affiliates; provided, however, that if Employee does not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Good Reason,” then “Good Reason” means the occurrence of any of the following events without Employee’s written consent:

(1)a reduction in Employee’s total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions;

Exhibit A-3

(2)a relocation of Employee’s principal place of employment by more than 50 miles from the location of Employee’s principal place of employment as of the Date of Grant;

(3)any material breach by the Partnership or the General Partner of any material provision of this Agreement;

(4)a material, adverse change in Employee’s title, authority, duties or responsibilities (other than while Employee has a Disability);

(5)a material adverse change in the reporting structure applicable to Employee; or

(6)following a Change of Control, either (x) a failure of the General Partner or one of its Affiliates to continue in effect any benefit plan or compensation arrangement in which Employee was participating immediately prior to such Change of Control or (y) the taking of any action by the General Partner or one of its Affiliates that adversely affects Employee’s participation in, or materially reduces Employee’s benefits or compensation under, any such benefit plan or compensation arrangement, unless, in the case of either clause (x) or (y), there is substituted a comparable benefit plan or compensation arrangement that is at least economically equivalent to the benefit plan or compensation arrangement being terminated or in which Employee’s participation is being adversely affected or Employee’s benefits or compensation are being materially reduced.

Notwithstanding the foregoing provisions of this definition or any other provision of the Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) Employee must provide written notice to the General Partner of the existence of the condition(s) providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds; (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the General Partner’s receipt of such written notice; and (C) the date of Employee’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.

(iv)“Qualifying Termination” means a termination of Employee’s employment (1) by the Employer without Cause or (2) as a result of Employee’s resignation for Good Reason.

3.Settlement of Performance Units.  As soon as administratively practicable following the Committee’s determination of the level of achievement of the Performance Goals for the Performance Period, but in no event later than March 15 following the end of such Performance Period, Employee (or Employee’s permitted transferee, if applicable) shall be issued a number of Common Units equal to the number of Performance Units subject to this Award that become earned based on the level of achievement of the Performance Goals as determined by the Committee in accordance with Section 2.  Any fractional Performance Unit

Exhibit A-4

that becomes earned hereunder will be rounded down to the next whole Performance Unit if it is less than 0.5 and rounded up to the next whole Performance Unit if it is 0.5 or more.  No fractional Common Units, nor the cash value of any fractional Common Units, will be issuable or payable to Employee pursuant to this Agreement.  All Common Units issued hereunder shall be delivered either by delivering one or more certificates for such Common Units to Employee or by entering such Common Units in book-entry form, as determined by the Committee in its sole discretion.  The value of Common Units shall not bear any interest owing to the passage of time.  Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

4.DERs.  Each Performance Unit subject to this Award is hereby granted in tandem with a corresponding DER.  Each DER granted hereunder shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the Performance Unit to which it corresponds (the “DER Period”).  If a Common Unit is issued pursuant to Section 3 in settlement of a Performance Unit that becomes earned, then, as soon as administratively practicable following the issuance of such Common Unit, but in no event later than 60 days after the date such Performance Unit becomes earned, the General Partner shall issue to Employee, with respect to the DER corresponding to the earned Performance Unit settled by the issuance of such Common Unit, additional Common Units with a value at the time of issuance equal to the aggregate amount of cash distributions that would have been paid to Employee if Employee were the record owner of the Common Unit issued to Employee in settlement of Employee’s Performance Units as of the applicable record date for each cash distribution paid by the Partnership during the DER Period applicable to such Performance Unit.  DERs shall not entitle Employee to any payments relating to distributions paid after the earlier to occur of the applicable Performance Unit settlement date or the forfeiture of the Performance Unit underlying such DER.

5.Rights as Unitholder.  Neither Employee nor any person claiming under or through Employee shall have any of the rights or privileges of a holder of Common Units in respect of any Common Units that may become deliverable hereunder unless and until certificates representing such Common Units have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to Employee or any person claiming under or through Employee.

6.Tax Withholding.  Upon any taxable event arising in connection with the Performance Units or the DERs, the General Partner shall have the authority and the right to deduct or withhold (or cause the Employer or one of its Affiliates to deduct or withhold), or to require Employee to remit to the General Partner (or the Employer or one of its Affiliates), an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such event.  In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the General Partner or the Employer or one of its Affiliates shall withhold from any cash or equity remuneration (including, if applicable, any of the Common Units otherwise deliverable under this Agreement) then or thereafter payable to Employee an amount equal to the aggregate amount of taxes required to be withheld with respect to such event.  The amount of such withholding shall be limited to the aggregate amount of taxes required to be withheld based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

Exhibit A-5

provided, however, that such withholding may be based on rates in excess of the minimum statutory withholding rates if (x) the Committee (i) determines that such withholding would not result in adverse accounting, tax or other consequences to the General Partner or any of its Affiliates (other than immaterial administrative, reporting or similar consequences) and (ii) authorizes such withholding at such greater rates and (y) Employee consents to such withholding at such greater rates.  Employee acknowledges and agrees that none of the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates have made any representation or warranty as to the tax consequences to Employee as a result of the receipt of the Performance Units and the DERs, the earning of the Performance Units and the DERs or the forfeiture of any of the Performance Units and the DERs.  Employee represents that he is in no manner relying on the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Employee represents that he has consulted with any tax consultants that Employee deems advisable in connection with the Performance Units and the DERs.

7.Refusal to Transfer; Stop-Transfer Notices.  The Partnership shall not be required (a) to transfer on its books any Common Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Common Units or to accord the right to vote or pay distributions to any purchaser or other transferee to whom such Common Units shall have been so transferred.  Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Partnership or the General Partner may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Partnership transfers its own securities, it may make appropriate notations to the same effect in its own records.

8.Non-Transferability.  None of the Performance Units, the DERs or any interest or right therein shall be (a) sold, pledged, assigned or transferred in any manner during the lifetime of Employee other than by will or the laws of descent and distribution, unless and until the Common Units underlying the Performance Units have been issued, and all restrictions applicable to such Common Units have lapsed, or (b) liable for the debts, contracts or engagements of Employee or his or her successors in interest.  Except to the extent expressly permitted by the preceding sentence, any purported sale, pledge, assignment, transfer, attachment or encumbrance of the Performance Units, the DERs or any interest or right therein shall be null, void and unenforceable against the Partnership, the General Partner, the Employer and their respective Affiliates.

9. Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Units hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any securities exchange or market system upon which the Common Units may then be listed.  No Common Units will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Common Units may then be listed.  In addition, Common Units will not be issued hereunder unless (a) a registration statement under the

Exhibit A-6

Securities Act of 1933, as amended (the “Securities Act”) is in effect at the time of such issuance with respect to the Common Units to be issued or (b) in the opinion of legal counsel to the Partnership, the Common Units to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Partnership to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Partnership’s legal counsel to be necessary for the lawful issuance and sale of any Common Units hereunder will relieve the Partnership of any liability in respect of the failure to issue such Common Units as to which such requisite authority has not been obtained.  As a condition to any issuance of Common Units hereunder, the General Partner or the Partnership may require Employee to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the General Partner or the Partnership.

10.No Right to Continued Employment or Awards.

(a)For purposes of this Agreement, Employee shall be considered to be employed by the Employer as long as Employee remains an “Employee” (as such term is defined in the Plan), or an employee of a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award.  Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment at the time of the termination of the status of the entity or other organization that employs Employee as an “Affiliate” of the General Partner.  Nothing in the adoption of the Plan, nor the award of the Performance Units or DERs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Employee the right to continued employment by, or a continued service relationship with, the Employer or any of its Affiliates, or any other entity, or affect in any way the right of the Employer or any such Affiliate, or any other entity to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Employer, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Employer, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.

(b)The grant of the Performance Units and DERs is a one-time Award and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future Awards will be at the sole discretion of the Committee.

11.Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Employer.  In the case of the Partnership or General Partner, such notices or communications shall be effectively delivered if sent by registered or certified mail to the General Partner at its principal executive offices.

Exhibit A-7

12.Agreement to Furnish Information.  Employee agrees to furnish to the General Partner all information requested by the General Partner to enable the General Partner or any of its Affiliates to comply with any reporting or other requirement imposed upon the General Partner or any of its Affiliates by or under any applicable statute or regulation.

13.Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Performance Units and DERs granted hereunder; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Partnership, the General Partner, the Employer or any of their respective Affiliates and Employee in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the General Partner.

14.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

15.Successors and Assigns.  The General Partner may assign any of its rights under this Agreement without Employee’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee's beneficiaries, executors, administrators and the person(s) to whom the Performance Units or DERs may be transferred by will or the laws of descent or distribution.

16.Clawback.  Notwithstanding any provision in this Agreement or the Grant Notice to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Common Units issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

17.Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

18.Code Section 409A. None of the Performance Units, DERs or any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of

Exhibit A-8

compensation that is subject to Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Nevertheless, to the extent that the Committee determines that the Performance Units or DERs may not be exempt from Section 409A, then, if Employee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when Employee becomes eligible for settlement of the Performance Units or DERs upon his “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death.  Notwithstanding the foregoing, none of the Partnership, the General Partner, the Employer or any of their respective Affiliates makes any representations that the payments provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Partnership, the General Partner, the Employer or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

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Exhibit A-9